                                                              EXHIBIT 9(S)





             =====================================================

                          PACIFIC HORIZON FUNDS, INC.

                                      AND

                              THE BANK OF NEW YORK


                 Cash Management and Related Services Agreement

                            Dated as of May 1, 1990


              ===================================================











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
                                  TABLE OF CONTENTS
                                  -----------------

                                                                                                            PAGE
                                                                                                            ----

PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE I                         DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

         Section 1                "Account Available Balance" . . . . . . . . . . . . . . . . . . . . . . .    1
         Section 2                "Authorized Person" . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 3                "Business Day"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 4                "Calendar Month Earnings Credit"  . . . . . . . . . . . . . . . . . . . .    2
         Section 5                "Certificate" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Section 6                "Chargeable Credits"  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Section 7                "Chargeable Debits" . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Section 8                "Daily Earnings"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Section 9                "Daily Earnings Rate" . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Section 10               "Daily Overdraft Charges" . . . . . . . . . . . . . . . . . . . . . . . .    4
         Section 11               "Federal Funds" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Section 12               "Gross Calendar Month Earnings Credit"  . . . . . . . . . . . . . . . . .    5
         Section 13               "Monthly Overdraft Charges" . . . . . . . . . . . . . . . . . . . . . . .    5
         Section 14               "Oral Instructions" . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Section 15               "Overdraft Rate"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Section 16               "Series"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 17               "Shares"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 18               "Shareholder" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 19               "Written Instructions"  . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE II                        APPOINTMENT OF BANK; ACCOUNTS . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE III                       CASH MANAGEMENT SERVICES  . . . . . . . . . . . . . . . . . . . . . . . .   11

ARTICLE IV                        OVERDRAFTS OR DISBURSEMENT  . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE V                         ACCESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE VI                        CONCERNING THE BANK . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

ARTICLE VII                       TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

ARTICLE VIII                      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

SCHEDULE A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

EXHIBIT A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

SCHEDULE I, II, III . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40




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
         CASH MANAGEMENT AND RELATED SERVICES AGREEMENT, dated as of May 1, 1990 between Pacific Horizon Funds, Inc., a Maryland business corporation (the "Fund"), and The Bank of New York, a New York corporation authorized to do a banking business and having its principal offices at 48 Wall Street, New York, New York 10286 (the "Bank").


                              W I T N E S S E T H:

         That in consideration of the mutual agreements and covenants herein contained, the Bank and the Fund hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

         Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

         1. "Account Available Balance" shall mean with respect to an Account for any given day during a calendar month a positive or negative dollar amount equal to (A) if such day is a Business Day, the Account Available Balance as of the close of the last preceding Business Day plus a positive or negative dollar amount equal to the difference, if any, between the Chargeable Credits with respect to such day and such Account and the Chargeable

Debits with respect to such day and such Account, and (B) if such day is not a Business Day, the Account Available Balance as of close of the last preceding Business Day, except that both (A) and (B) shall be reduced by the United States Federal Reserve reserve requirements then applicable to the Bank with respect to such Account.

         2. "Authorized Person" shall mean (A) any officer or employee of the Fund or any other person duly authorized by corporate resolutions of the Board of the Fund to give Oral and/or Written Instructions on behalf of the Fund, such persons to be designated in a Certificate, substantially in the form of Exhibit A, which contains a specimen signature of such person, and (B) any person using the authenticator key, provided the Fund by the Bank, to send or transmit any instruction or direction by any computer, video (CRT) terminal or other on-line system.

         3. "Business Day" shall mean any day on which the Federal Reserve Bank of New York is open for business, except for any such day on which the Bank is required by law or regulation to be closed, or elects to be closed.

         4. "Calendar Month Earnings Credit" shall mean with respect to an Account for any calendar month the dollar amount, whether positive or negative, equal to the sum of the Gross Calendar Month Earnings Credit with respect to such Account for such calendar month and the Monthly Overdraft Charges with respect to such Account for such calendar month.

         5. "Certificate" shall mean any original notice, instruction, schedule or other instrument in writing, authorized or required by this Agreement to be given to the Bank, which is actually received by the Bank and signed on behalf of a Fund by an Authorized Person.

         6. "Chargeable Credits" shall mean with respect to an Account for any given day during a calendar month a positive amount of dollars equal to the sum, if any, of (A) the aggregate dollar amount of Federal Funds credited to such Account by the Bank in accordance with the then applicable availability schedule of the Federal Reserve Bank of New York and (B) the aggregate dollar amount of Bank internal transfers of Federal Funds to such Account.

         7. "Chargeable Debits" shall mean with respect to an Account for any given day during a calendar month a negative dollar amount equal to the sum, if any, of (A) the aggregate dollar amount of Federal Funds relating to such Account charged against the Bank by the Federal Reserve Bank of New York on or as of such day and (B) the aggregate dollar amount of Bank internal transfers from, or charges to, such Account.





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
         8. "Daily Earnings" shall mean with respect to an Account for any day during a calendar month a positive dollar amount equal to the product of
(A) the positive Account Available Balance, if any, of such Account for such day, multiplied by (B) the Daily Earnings Rate for such day. The Daily Earnings with respect to an Account for any day during a calendar month on which the Account Available Balance of such Account is negative shall be zero.

         9. "Daily Earnings Rate" shall mean for any day during a calendar month one three hundred and sixty-fifth of the 91 day U.S. Treasury Bill discount rate of the Monday auction first preceding such day (whether or not such day is a Monday, and whether or not such Monday auction was in the immediately prior month) as such Monday auction 91 day U.S. Treasury Bill discount rate is reported in The Wall Street Journal report of such Monday auction.

         10. "Daily Overdraft Charges" shall mean with respect to an Account for any day during any calendar month a negative dollar amount equal to the product, if any, of (A) the negative Account Available Balances, if any, with respect to such Account for such day during such calendar month, multiplied by (B) the Overdraft Rate.





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
         11. "Federal Funds" shall mean immediately available same day funds.

         12. "Gross Calendar Month Earnings Credit" shall mean with respect to an Account for any calendar month a positive dollar amount equal to the aggregate sum of the Daily Earnings of such Account for such calendar month.

         13. "Monthly Overdraft Charges" shall mean with respect to an Account for any calendar month a negative dollar amount equal to the aggregate sum of the Daily Overdraft Charges with respect to such Account for such calendar month which have not been previously paid to the Bank by the Series to which such Account relates.

         14. "Oral Instructions" shall mean verbal instructions actually received by the Bank from an Authorized Person or from a person reasonably believed by the Bank to be an Authorized Person.

         15. "Overdraft Rate" shall mean with respect to an Account for any calendar day during any calendar month a rate equal to one three hundred and sixtieth of the sum of (A) one-half percent and (B) the greater of (i) the prime commercial lending rate of The Bank of New York, as publicly announced to be in effect from time to time, in effect on such calendar day, and (ii) 6%.

         16. "Series" shall mean the separate series of the Fund, within the meaning of the Investment Company Act of 1940, as amended, listed on Schedule A hereto, and such additions thereto, if any, as agreed upon in writing by the Bank and the Fund.

         17. "Shares" shall mean all or any part of each class of Horizon Shares or Horizon Service Shares of each Series which are authorized and/or issued from time to time.

         18. "Shareholder" shall mean any record holder of any Shares, as identified to the Bank from time to time pursuant to this Agreement.

         19. "Written Instructions" shall mean written communications actually received by the Bank from an Authorized Person or from a person reasonably believed by the Bank to be an Authorized Person by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer, video (CRT) terminal or other on-line system, or any other method whereby either the receiver of such communication is able to verify by codes or otherwise with a reasonable degree of certainty the identity of the sender of such communication, or the sender is required to provide a password or other identification code.





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
                                   ARTICLE II
                         APPOINTMENT OF BANK; ACCOUNTS
                         -----------------------------

         1. The Fund hereby appoints the Bank as its agent for the term of this Agreement to perform for Shares of each Series the cash management services set forth herein and in Schedules I and II hereto (as such Schedules may be amended or supplemented from time to time by mutual agreement). During the term of this Agreement, the Fund shall not maintain with respect to the Shares of any Series any account or arrangement with, or obtain services from, any entity, if such account, arrangement or services are similar to the Accounts, arrangements, or services provided for by this Agreement. The Bank hereby accepts appointment as an agent for the Fund with respect to the Shares of the Series and agrees to establish and maintain one or more separate accounts with respect to each Series (herein each an "Account"; collectively the "Accounts") in order to receive and disburse money for the purposes set forth in this Agreement.

         2. The Fund hereby represents and warrants to the Bank, which representations and warranties shall be deemed to be continuing and to be reaffirmed upon delivery to the Bank of any Oral or Written Instructions, that:

                 (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                 (b) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite corporate action and constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms except to the extent such enforcement may be limited by general equity principles or bankruptcy principles; and

                 (c) It is conducting its business in substantial compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

         3. The Fund hereby covenants that on each Business Day on which either it intends to enter a reverse repurchase agreement and/or otherwise borrow from a third party, or which next succeeds a Business Day on which at the close of business the Fund had outstanding a reverse repurchase agreement or such a borrowing, it shall prior to 9 a.m. advise the Bank, in writing, of each such borrowing, shall specify the Series to which the same relates, and shall not incur any indebtedness not so specified other than from the Bank.

         4. The Bank hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing and to be reaffirmed upon its acting in accordance with any oral or Written Instructions, that:

                 (a) The Bank is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                 (b) This Agreement has been duly authorized, executed and delivered by the Bank in accordance with all requisite corporate action and constitutes a valid and legally binding obligation of the Bank enforceable in accordance with its terms, except to the extent such enforcement may be limited by general equity principles or bankruptcy principles; and

                 (c) It is conducting its business in substantial compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or bylaws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

         5. The Fund shall provide the Bank with the following documents, and receipt of the same by the Bank shall be a condition precedent to the Bank's establishing any Accounts:

                 (a) a certified copy of a resolution of the board of directors of the Fund appointing the Bank as its agent to act hereunder and providing for the creation of the Accounts and the execution by the Fund of this Agreement;

                 (b) an opinion of outside counsel to the Fund, in form and substance reasonably satisfactory to the Bank, (A) that this Agreement is a valid, binding and duly authorized and executed obligation of the Fund enforceable against the Fund in accordance with its terms, subject to the limitations imposed by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting the rights of creditors generally and court decisions with respect thereto, and (B) that no statute, regulation, rule, or order or published interpretation of the same by an authority empowered to apply or enforce such statutes, regulations, rules or orders would prohibit, or be contravened by, the Fund's execution or performance of this Agreement or by the arrangements hereby contemplated;

                 (c) an opinion of outside counsel to the Fund, in form and substance reasonably satisfactory to the Bank, that any advance of funds or overdraft with respect to the Fund's Account for any Series as described in Article IV hereof, and the grant of the security interest contained herein with respect to the same are consistent with all applicable New York state and federal statutes, rules, regulations and interpretations of the same applicable to the Fund, and create a perfected security interest in favor of the Bank on assets held by the Bank in its capacity as Custodian for such Series under the Fund's Custody Agreement.


                                  ARTICLE III
                            CASH MANAGEMENT SERVICES
                            ------------------------

         1. The Fund may from time to time deliver or cause to be delivered to the Bank for deposit in an Account with respect to a Series money
(a) for the purchase of Shares of such Series, (b) for payments by the Fund arising out of Share redemptions of such Series, and (c) for payments of dividends and other distributions by the Fund with respect to Shares of such Series.

         2.      The Bank shall receive money for credit to an Account only:
(i) by personal presentment by the Fund, but not by a Shareholder of the Fund, at the branch or branches in Manhattan identified from time to time by the Bank to the Fund, provided such presentment is in accordance with the time frames specified by the Bank to the Fund; (ii) by wire transfer to an account maintained at the Federal Reserve Bank of New York as identified in writing by the Bank to a Fund; (iii) by transfer from another

Account maintained by the Fund with the Bank under this Agreement; and (iv) by transfer from another account maintained by the Fund with the Bank, including the Fund's custodian account under its Custody Agreement with the Bank as Custodian; (v) by transfer to an account identified in writing by the Bank to a Fund through the New York Automated Clearing House; and (vi) by transfer from any other account maintained with the Bank.

All money received by the Bank shall be credited upon receipt, but subject to final payment and receipt by the Bank of immediately available funds, and receipt by the Bank of such forms, documents and information, including, but not limited to, a specification of the Series to which such money relates, as are required by the Bank from time to time and received in the appropriate time frames. The Bank shall be entitled to reverse any credits previously made to a Fund's Account where money is not finally collected or where a credit to such Fund's Account was in error, and shall promptly advise the Fund of each such reversal.

         3. The Bank shall disburse money credited to an Account only pursuant to Written Instructions to transfer funds to the Fund's account under its Custody Agreement with the Bank as Custodian or through the Federal Reserve Bank of New York or the New York Automated Clearing House. The Bank shall be required to disburse money in accordance with the foregoing only insofar as such money is immediately available and on deposit with the Bank. All Written Instructions directing the disbursement of money credited to an Account must identify the Series and an account to which such money shall be transferred, and include all other information reasonably required by the Bank from time to time.

         4. On each Business Day the Bank shall provide the Fund, in the manner, and in accordance with the time frames, specified in Schedule I hereto, the information with respect to the Accounts specified in Schedule I hereto.


                                   ARTICLE IV
                           OVERDRAFTS OR DISBURSEMENT
                           --------------------------

         If the Bank in its sole discretion advances funds, in connection with this Agreement, or if there shall arise for whatever reason an overdraft or other indebtedness in connection with any Account, such advancement of funds or overdraft with respect to such Account shall be deemed a loan made by the Bank to the Fund with respect to the Series to which such Account relates payable on demand, and bearing interest from the date incurred at the Overdraft Rate, such Overdraft Rate to be adjusted on the effective date of any change in the prime commercial lending rate constituting a part thereof. The Fund hereby agrees with respect to the Account(s) and any such advancement of funds or overdraft that the Bank shall have a continuing lien and security interest in and to any property at any time held by it for the benefit of the Fund that is specifically allocated to the Series to which such Account relates either hereunder or under the Fund's Custody Agreement with the Bank, or in which such Series may have an interest which is then in the Bank's possession or control or in possession or control of any third party acting in the Bank's behalf, including in its behalf as Custodian under the Fund's Custody Agreement with the Bank, provided such lien and security interest shall from time to time be limited to that property whose value from time to time does not exceed the amount of such outstanding advancement of funds or overdraft and interest thereon. The Fund authorizes the Bank, in its sole discretion, at any time to charge any such overdraft or indebtedness with respect to a Series, together with interest due thereon at the Overdraft Rate, against any balance of accounts standing to the Fund's credit that is specifically allocated to such Series on the books of the Bank, including those books maintained by the Bank in its capacity as Custodian for the Fund under its Custody Agreement with the Fund.


                                   ARTICLE V
                                    ACCESS
                                     ------

         1.      The Bank shall grant access to the Fund via computer, video
(CRT) terminals or other on-line systems (the "Access") between the Bank and the Fund so that the Fund may thereby obtain direct on-line access to its Accounts. Such access shall permit the Fund at the times mutually agreed upon by the Bank and the Fund (i) to determine the Chargeable Debits and Chargeable Credits to its Accounts as of each Business Day, and (ii) to instruct the Bank to disburse money in accordance with Article III.

         2. The Fund shall use Access and the services available thereby only for the purposes set forth in Article III and shall not sell, lease or otherwise provide, directly or indirectly, Access or any of such services or any portion thereof to any other person or entity, provided, however, that the Fund may provide Access and the services available thereby to any transfer agent for the Fund previously identified to the Bank. The Fund shall obtain and maintain at its own cost and expense all equipment and services, including, but not limited to communications services, necessary for it to utilize Access and receive the services thereby, and the Bank shall not be responsible for the reliability or availability of any such equipment or any services used in connection with such Access.

                 (a) The Fund acknowledges that all data bases made available as part of, or through Access, and any proprietary data, processes, information and documentation (other than any such which are or become part of the public domain or are legally required to be made available to the public and other than any data or other information relating to the Fund's Shareholders and

Share transactions covered by this Agreement) (collectively, the "Information"), are the exclusive and confidential property of the Bank. The Fund shall keep the Information confidential by using the same care and discretion that the Fund uses with respect to its own confidential property and trade secrets, and shall neither make nor permit any disclosure without the express prior written consent of the Bank. Notwithstanding the foregoing, the Fund or any transfer agent for the Fund shall have the right to disclose such records and other information to any Federal or State authority with whom the Fund or its Shares are registered, and the Fund or any transfer agent for the Fund shall further have the right to exhibit any such records and information to any person whenever it receives an opinion from its counsel that there is a reasonable likelihood that the Fund or any transfer agent for the Fund will be held liable for the failure to exhibit such records or information to such person, provided, however, that in connection with any such disclosure the Fund or any transfer agent for the Fund shall promptly notify the Bank that such disclosure has been made or is to be made.

                 (b) Upon termination of this Agreement for any reason, the Fund shall return to the Bank any and all copies of the Information (as defined in (a) above and not including any data or other information relating to the Fund's Shareholders and Share transactions) which are in the Fund's possession or under its control, or distributed to third parties. The provision of this Article shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all Information whether or not copyrighted.

         3. The Bank reserves the right to modify the Access from time to time without notice to the Fund, provided, however, that the Bank shall give the Fund prior notice of any modification that would cause the Fund's use of Access or the services available thereby to be interrupted. The Fund agrees not to modify or attempt to modify Access without the Bank's prior written consent. The Fund acknowledges that Access is the property of the Bank and, accordingly, the Fund agrees that any modifications to Access, whether by the Fund or the Bank and whether with or without the Bank's consent, shall become the property of the Bank.

         4. Neither the Bank nor any manufacturers and suppliers it utilizes or the Fund utilizes in obtaining Access makes any warranties or representations, express or implied, in fact or in law, including but not limited to warranties of merchantability and fitness for a particular purpose. Without limiting the generality of, and notwithstanding, the foregoing, the Bank shall use reasonable efforts to promptly repair at its expense any bug or defect in any software (other than operating system software) included in Access upon being advised of such defect by the Fund.

         5. The Fund will, and will cause its officers and employees to, treat the user and authorization codes, passwords and authentication keys applicable to Access with extreme care. The Bank is hereby irrevocably authorized to act in accordance with and rely on Written Instructions received by it through Access. The Fund acknowledges that it is its sole responsibility to assure that only authorized persons use Access, and that the Bank shall not be responsible nor liable therefor.

         6.      (a)      Except as otherwise specifically provided in Section
6(b)(1) and 6(b)(2), the Bank shall have no liability for any losses, damages, injuries, claims, costs or expenses of the Fund caused by the Bank in connection with the Fund's use of Access except for money damages suffered as the direct result of the negligence of the Bank in an amount not exceeding, in the aggregate for all such losses, damages, injuries, claims, costs and expenses of the Fund arising during any three month period, three times the average total monthly charges paid by a Fund to the Bank for Access and services under this Agreement during the 12 months preceding the three month period in question, or such lesser number of months as the Fund has received Access if the Fund has not received 12 months of Access, provided however, that the Bank shall have no liability under this Section 6(a) if a Fund fails to comply with the provisions of Section 6(d).

                 (b)(1) The Bank's sole liability (whether it acted with or without negligence or with or without bad faith, willful misconduct or gross negligence) for executing, misexecuting, or failing to execute, Written Instructions as given by the Fund with respect to a transfer of funds after such Written Instructions have been received by the Bank through Access and duly acknowledged by the Bank shall, provided the Fund has complied with the provisions of section 6(d), be (i) restoration of the principal amount mistransferred but only to the extent that the Fund was damaged thereby, and
(ii) the lesser of (A) the Fund's actual pecuniary loss incurred by reason of its loss of use of the mistransferred funds or the funds which were not transferred, as the case may be, or (B) compensation for the loss of the use of the mistransferred funds or the funds which were not transferred, as the case may be, at a rate per annum equal to the average federal funds rate as computed from the Federal Reserve Bank of New York's daily determination of the effective rate for federal funds, for the period during which the Fund has lost use of such funds. In no event shall the Bank have any liability for failing to execute Written Instructions entered through Access unless such Written Instructions are received by the Bank through the transfer module for the Fund. For purposes of the preceding sentence, Written Instructions in the form of a letter, memorandum, telegram, cable, telex or telecopy facsimile shall not be deemed Written Instructions received through Access.





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
                 (b)(2) The dollar limitations of Section 6(a) shall not apply with respect to (i) any willful misconduct or bad faith by the Bank or any Bank employee, nor to (ii) any losses or damages suffered by the Fund as a result of the Bank's including in Access any software (other than operating system software purchased from third parties believed by the Bank in good faith to be entitled to sell the same) in violation of the patent or proprietary rights of others.

                 (c) Without limiting the generality of the foregoing, it is hereby agreed that in no event shall the Bank or any manufacturer or supplier of its computer equipment, software or services available through Access be responsible for any special, indirect, incidental or consequential damages which the Fund may incur or experience arising out of or in connection with Access and services hereunder, even if the Bank or such manufacturer or supplier has been advised of the possibility of such damages nor shall the Bank or any such manufacturer or supplier be liable for acts of God, machine or computer breakdown or malfunction, interruption or malfunction of communication facilities, labor difficulties or any other similar or dissimilar cause beyond such person's reasonable control.

                 (d) The Fund directly or through its transfer agent shall notify the Bank of any errors, omissions or interruptions in, or delay or unavailability of, Access as promptly as practicable, and in any event within one Business Day after the earliest of (i) discovery thereof by the Fund (ii) the date discovery should have occurred through the exercise of reasonable care by the Fund, including, without limitation, review of notices, and (iii) in the case of any error, the date of the earliest notice to the Fund which reflects such error.


                                   ARTICLE VI
                              CONCERNING THE BANK
                              -------------------

         1. Notwithstanding any other provision elsewhere contained in this Agreement, other than Section 6(b)(1) of Article V, the Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorney's fees) incurred by the Fund, except those costs, expenses, damages, liabilities or claims arising out of the Bank's own negligence, bad faith or willful misconduct. All claims against the Bank hereunder shall be made by the Fund as promptly as practicable, and in any event within 6 months from the date discovery of the action or inaction on which such claim is based should have occurred through the exercise of reasonable care by Fund, and shall include to the extent reasonably practicable documentation evidencing such claim and loss.

         2. The Bank shall have no obligation hereunder for costs, expenses, damages, liabilities or claims, including attorney's fees, which are sustained or incurred by reason of any action or inaction by the Federal Reserve wire transfer system or the New York Automated Clearing House. Notwithstanding any other provision elsewhere contained in this Agreement, in no event shall the Bank be liable to the Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

         3. The Fund shall indemnify and exonerate, save and hold harmless the Bank from and against any and all costs, expenses, damages, liabilities or claims, including reasonable attorney's fees and expenses, which the Bank may sustain or incur or which may be asserted against the Bank by reason of or as a result of any action taken or omitted by the Bank in connection with its performance under this Agreement, except as provided in Section 6(b)(1) of
Article V and those costs, expenses, damages, liabilities or claims arising out of the Bank's own negligence, bad faith or wilful misconduct. This indemnity shall be a continuing obligation of the Fund notwithstanding the termination of this Agreement, or any Account. Provided, however, that in each instance where indemnity by the Fund is provided for by this paragraph, the Bank shall give the Fund notice, and reasonable opportunity to defend, any action, suit, or claim giving rise to the Bank's right to indemnify by the Fund, in the name of the Fund or the Bank or both; and provided further that the Bank will in no case confess any action, suit or claim or make any compromise in any case in which the Fund will be asked to indemnify Bank without the Fund's prior written consent.

         4. For the purposes of this Agreement the Bank shall be conclusively presumed to have performed hereunder without negligence with respect to any instance of any particular duty or responsibility if it has performed such duty or responsibility, after excluding any nonperformance attributable to circumstances beyond the Bank's control as further described in paragraph 8 of this Article, at a level equal to, or better than, the level of performance of such duty or responsibility by those institutions providing identical or similar services to identical or similar clients. The determination of a level of performance of a duty or responsibility shall be based on a significant period of time, not to be less than thirty (30) days.

         5. Without limiting the generality of the foregoing, the Bank shall in no event be under any obligation to inquire into, and shall not be liable for:

                 (a) the due authority of any Authorized Person acting on behalf of the Fund in connection with this Agreement;

                 (b) any disbursement directed by the Fund, regardless of the purpose therefor;

                 (c) any claims, liens, attachments, stays or stop orders with respect to any such Shares, proceeds, or money;

                 (d) the propriety and/or legality of any transaction in any Account;

                 (e) the purposes for which money is delivered to the Bank for deposit in an Account;

                 (f) the purposes for which money is disbursed from an Account; and

                 (g) the genuineness of any signature, including any endorsement, on any check deposited in any Account, or whether such signature is a forgery, other than the signature of the drawer of any check drawn on the Bank.

         6. Notwithstanding any other provision elsewhere contained in this Agreement, the Fund agrees that the Bank's sole liability on late payments shall be to pay an additional amount calculated at a rate per annum equal to the average federal funds rate as computed from the Federal Reserve Bank of New York's daily determination at the effective rate for federal funds for each day until payment is made, but not to exceed in any event thirty (30) days.

         7. The Bank shall be entitled to rely upon any Written or Oral Instructions received by the Bank. The Fund agrees to forward to the Bank Written Instructions confirming Oral Instructions in such manner so that such Written Instructions are received by the Bank by the close of business of the same day that such Oral Instructions are given to the Bank. The Fund agrees that the fact that such confirming Written Instructions are not timely received or that contrary Written Instructions are received by the Bank shall in no way affect the validity or enforceability of the transactions previously authorized.

         8. The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, or by reason of acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions or loss of transportation, mechanical breakdowns, interruption or loss of communications, military authority, governmental actions, strikes or inability to obtain material, equipment or transportation.

         9. The Bank shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II hereto. The Bank's duties and responsibilities hereunder shall be performed in accordance with applicable laws, regulations and rules, including but not limited to Federal Reserve Regulation CC and the Operating Rules of the New York Automated, and the Bank shall have no obligation to take actions which in the reasonable opinion of the Bank are either inconsistent with, or prejudice or impair the Bank's rights under, any such laws, regulations and rules. No covenant or obligation shall be implied in this Agreement against the Bank.

         10. At any time the Bank may apply to an officer of the Fund for Written Instructions with respect to any matter arising in connection with the Bank's duties and obligations with respect to any Account, and the Bank shall not be liable for any action taken or permitted by it in good faith in accordance with such Written Instructions. Such application for Written Instructions may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein (which shall be at least 5 days after the date of such Fund's receipt of such application) unless, prior to taking or omitting any such action, the Bank has received Written Instructions in response to such application specifying the action to be taken or omitted. The Bank may apply for and obtain the advice and opinion of counsel to the Fund or of its own counsel, at its own expense, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

         11.     (a)      The Bank may employ agents or attorneys-in-fact for
non-essential services (e.g., without limitation, messengers). The Bank shall not be liable to the Fund for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agent or attorney-in-fact so long as the Bank acts in good faith and without negligence or wilful misconduct in the selection of such agent or attorney-in-fact. The Bank shall have no liability or responsibility whatsoever if such agent or attorney-in-fact shall have been selected by such Fund. Notwithstanding the foregoing, nothing contained in this paragraph shall obligate the Bank to employ any agent or attorney-in-fact.

                 (b) The Bank may delegate any of its duties or obligations hereunder to any person or entity it selects provided that the Bank shall be responsible for the actions or omissions to act of any such delegee as if it itself had so acted or omitted to act. The Bank agrees that if it delegates essential services that it will notify the Fund in writing of such delegation.

         12.     For its services hereunder, the Fund agrees to pay the Bank
(a) its out-of-pocket expenses, and (b) the monthly fees and compensation set forth on Schedules I and II attached hereto, (c) any negative Calendar Month Earnings Credits, and such other amounts as may be mutually agreed upon from time to time. The Bank shall provide the Fund with a monthly activity analysis detailing service volumes, and including average Account Available Balances and average ledger balances, and all fees owing for such month. Such expenses, fees, compensation and negative Calendar Month Earnings Credits as are attributable to each Account shall be the separate charges of that Account and the Series to which such Account relates and shall be the several (and not joint or joint and several) obligation of each such Account and Series.

                 (a) The Bank shall submit periodic invoices specifying with respect to each Account the amount of all out-of-pocket expenses, fees, compensation and negative Calendar Month Earnings Credits which may be due and payable hereunder. Amounts reflected on each such invoice shall be due and payable thirty (30) days after the Fund's receipt of such invoice and supporting documentation, and the Bank may charge against the Accounts the amounts so specified if the same are not otherwise paid within such 30 day period.

                 (b) Such out-of-pocket expenses, fees and compensation do not include costs relating to each Fund's Access, such as telephone, telex or other communications charges. All such costs shall be borne and paid by the Fund.

         13. Any positive Calendar Month Earnings Credit for a calendar month shall be applied only as follows and only in the specified order:

                 (a) First, applied against such compensation, fees, and negative Calendar Month Earnings Credits, but not out-of-pocket expenses, paid or payable by the Fund to the Bank under this Agreement for any prior month within the same calendar quarter;

                 (b) Second, applied against such compensation and fees, but not out-of-pocket expenses, payable by the Fund to the Bank under this Agreement for such month;

                 (c) Third, applied against such compensation, fees, and negative Calendar Month Earnings Credits, but not out-of-pocket expenses, payable by the Fund to the Bank under this Agreement for any subsequent month in the same calendar quarter.

                 (d)      Except as provided in preceding clauses (a), (b), or
(c), in no event may any Calendar Month Earnings Credit be applied to any month other than the month in which it was earned. Nor may any Calendar Month Earnings Credit be transferred to, or utilized by, any other person or entity. The portion, if any, of any Calendar Month Earnings Credit not used by a Fund may be carried, but only forward, and only to the next succeeding calendar quarter, provided, however, that in no event may any Calendar Month Earnings Credit, including those earned during the fourth calendar quarter, be carried beyond the end of the calendar year in which earned.


                                  ARTICLE VII
                                  TERMINATION
                                  -----------

         1. Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of giving such notice.

         2. If for any reason whatsoever at any time the Fund shall terminate its Custody Agreement with the Bank as Custodian, this Agreement may be terminated by the Rank sending a written notice to the Fund specifying a date of termination which is on or after the date of such termination of such Custody Agreement and at least 30 days after the date of such notice.

         3. Upon any termination, the Bank's obligations, which shall arise after, and not before, the Fund has paid to the Bank all out-of-pocket expenses, fees, compensation, negative Calendar Month Earnings Credits and other amounts owed by such Fund to the Bank, shall be (i) to deliver to the Fund such records, if any, as may be owned by such Fund, in the form and manner kept by the Bank on such date of termination, and (ii) to pay any funds held hereunder for the Fund to the Fund.


                                  ARTICLE VIII
                                 MISCELLANEOUS
                                 -------------

         1. The Fund agrees to furnish to the Bank a new Certificate in the event that any present Authorized Person of such Fund ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized. Until such new Certificate is received, the Bank shall be fully protected in acting under the provisions of this Agreement upon Oral or Written Instructions or signatures of the present Authorized Persons as set forth in the last delivered Certificate.

         2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Bank, shall be sufficiently given if addressed to the Bank and received by it at its offices at 90 Washington Street, 24th Floor, New York, New York 10005, ATTENTION: Fred Ricciardi, Vice President, or at such other place as the Bank may from time to time designate in writing with copies to its General Counsel.

         3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and received by it at its offices at 156 West 56th Street, Suite 1902, New York, New York 10019, or at such other place as the Fund may from time to time designate in writing.

         4. Each and every right granted to the Bank or the Fund hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Bank or the Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Bank or the Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

         5. In case any provision in or obligation under this Agreement shall be invalid, illegal or unreasonable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

         6. This Agreement may not be amended or modified in any manner except by a written agreement executed by the Bank and the Fund to be bound thereby, and, except in the case of an amendment to Schedules I and II hereto, authorized or approved by a resolution of the Fund's board of directors.

         7. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles thereof. Each party hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder and hereby waives its right to trial by jury.

         8. The provisions of this Agreement are intended to benefit only the Bank and the Fund and their respective permitted successors and assigns, and no right shall be granted to any other person by virtue of this Agreement.

         9. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other and, if any such assignment is consented to by the Bank, authorized or approved by a resolution of the Fund's board of directors.

         10. The Bank shall not charge interest under the Custody Agreement with respect to any Chargeable Debits to the extent such Chargeable Debits are included in the calculation hereunder of the Daily overdraft Charges.

         11. The Bank shall treat confidentially and as proprietary information of the Fund records and other information relative to the Fund's prior and present Shareholders from time to time, and will not use such records and information for purposes other than performance of its responsibilities and duties hereunder. Notwithstanding the foregoing, the Bank shall have the right to disclose such records and other information to any Federal or State authority with whom the Fund or its Shares are registered, and the Bank shall further have the right to exhibit any such records and information to any person whenever it receives an opinion from its counsel that there is a reasonable likelihood that the Bank will be held liable for the failure to exhibit such records or information to such person, provided, however, that in connection with any such disclosure the Bank shall promptly notify the Fund that such disclosure has been made or is to be made.

         12. The books and records pertaining to the Fund which are specified on Schedule III hereto, which are in the possession of the Bank, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the

Investment Company Act of 1940, as amended, and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records promptly upon request during the Bank's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Bank to the Fund or the Fund's authorized representative, and the Fund shall reimburse the Bank its expense of providing such copies. Upon reasonable request of the Fund, the Bank shall provide in hard copy or on micro-film, whichever the Bank elects, any records included in any such delivery which are maintained, and the Fund shall reimburse the Bank for its expenses of providing such hard copy or micro-film.

         13. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         14. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior written agreements, discussions and understandings of every kind and nature between them relating to the subject matter hereof.

         15.     This Agreement has been entered into by the Fund in order to
(i) hold in the separate Accounts described herein money belonging to investors and Shareholders in connection with Share purchase and redemption transactions and in connection with the payment of Shareholder dividends and distributions payable by the Fund; and (ii) facilitate such transactions through the establishment of the overdraft and order-entry procedures set forth herein.
The Fund contemplates that the only persons who will be authorized by the Fund to give Written Instructions to the Bank for disbursement of money credited to an Account for any purpose other than to transfer such money to the Fund's account under the Custody Agreement will be employees of the Fund's transfer agent, who will be acting in connection with the transfer agent's cash disbursement responsibilities for the Fund. The Fund also expects that the Bank will be instructed to transfer any net proceeds in the Accounts that are payable to the Fund in connection with purchases of Shares to the Fund's account under its Custody Agreement with the Bank on the same day said purchases are executed.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.

                          PACIFIC HORIZON FUNDS, INC.

                          /s/ Thomas M. Collins
                          ---------------------

                          By:Chairman of the Board
                             ---------------------
                          Title: President


                          THE BANK OF NEW YORK


                          By:/s/ [signature illegible]
                             -------------------------
                          Title: Vice President

                                   SCHEDULE A


                 Pacific Horizon Funds, Inc. Treasury Fund
                 Horizon Shares (Class)
                 Horizon Service Shares (Class)

                 Pacific Horizon Funds, Inc. Prime Fund
                 Horizon Shares (Class)
                 Horizon Service Shares (Class)

                 Pacific Horizon Funds, Inc.
                 Tax Exempt Money Fund
                 Horizon Shares (Class)
                 Horizon Service Shares (Class)


                 Effective August 6, 1990:

                 Pacific Horizon Funds, Inc.
                 Pacific Horizon Shares (Class) of the Prime Fund
                 Treasury Fund
                 Tax-Exempt Money Market Fund
                 California Tax-Exempt Money Market Fund

                                   EXHIBIT A


         I, Thomas M. Collins, President of Pacific Horizon Funds, Inc. (the "Fund"), a Maryland corporation, do hereby certify that the following individuals have been duly authorized by the Board of Directors of the Fund in conformity with the Fund's Articles of Incorporation and By-Laws to give Oral Instructions and Written Instructions on behalf of the Fund for purposes of the Fund's Cash management and Related Services Agreement, and the signatures set forth opposite their respective names are the signatures the Bank may rely upon.


Name                              Signature

John Frangos                      /s/ John Frangos
------------                      ----------------
Nancy E. Murphy                   /s/ Nancy E. Murphy
---------------                   -------------------
Scott Nadler                      /s/ Scott Nadler
------------                      ----------------

                                  /s/ Thomas M. Collins
                                  ---------------------
                                  Thomas M. Collins, President


Dated:  April 27, 1990

                                   SCHEDULE I
                            CASH MANAGEMENT SERVICES


I.       INCOMING FED WIRES
         ------------------

         . The Bank will provide the Transfer Agent with on-line access to all incoming Fed Fund wires to an Account which will include full message text as received by the Bank.

         . Wires received with insufficient information for application will be credited to a separate account for the benefit of all Funds. The Bank will provide Transfer Agent on-line access to these items on a daily basis on each Business Day and await Written Instructions regarding the disposition of such Funds.


II.      OUTGOING FED WIRES
         ------------------

         . The Bank will send all wires with respect to which Written Instructions are received by 3:30 p.m. New York time each Business Day by the close of business that day.

         . The Bank will use reasonable efforts to complete disbursements via fed wire by 12:30 p.m. New York time provided Written Instructions, including electronic transmissions, are received by the Bank by 10:00 a.m. New York time each Business Day.

         . The Bank will use reasonable efforts to complete disbursements via fed wire by 3:30 p.m. New York time provided Written Instructions, including electronic transmissions, are received by the Bank by 1:00 p.m. New York time each Business Day.

         . The Transfer Agent may send additional wires provided Written Instructions are received by 4:00 p.m. New York time each Business Day for transmission by the Bank on the same Business Day.


III.     ACH PROCESSING
         --------------

         A)      PRE-NOTIFICATION
                 ----------------

         . The Bank will accept from Transfer Agent pre-notifications in ACH format to be forwarded pursuant to ACH processing guidelines, except that pre-notifications for the next Business Day will not be sent unless received prior to the close of business on the prior
              Business Day.

      B)      ACH CREDITS INITIATED BY FINANCIAL INSTITUTIONS ("DIRECT DEPOSIT")
              ------------------------------------------------------------------

         . Credits would be received by the Bank and displayed on the electronic Banking System on the Business Day on which they are to be posted to the Account. The Account for each Fund will be credited with immediately available funds on settlement day.

      C)      ACH CREDITS INITIATED BY TRANSFER AGENT (SHAREHOLDER LIQUIDATIONS)
              ------------------------------------------------------------------

         . Upon receipt of properly formatted ACH files from the Transfer Agent by 6:30 p.m. on a Business Day the Bank will process ACH credits by applicable NYACH deadlines for next Business Day settlement and debit the appropriate Fund Account on settlement date.

         D)      ACH DEBITS INITIATED BY TRANSFER AGENT (SHAREHOLDER PURCHASE)
                 -------------------------------------------------------------

         . Upon receipt of properly formatted ACH Files from the Transfer Agent by 6:30 p.m. on a Business Day the Bank will process ACH debits by applicable NYACH deadlines for next Business Day settlement and credit the appropriate Fund Account on settlement date.

         E)      ACH RETURN ITEMS
                 ----------------

         . ACH return items will be transmitted to Transfer Agent on Business Day of receipt. The Bank will debit/credit the appropriate Fund Account on settlement date.

IV.      ELECTRONIC BANKING SERVICES
         ---------------------------

         . The Bank will make available information reporting and transaction services on each Business Day as follows:

                 BALANCE REPORTING
                 -----------------

         . Summary Report will provide prior Business Day balances and information on total credits and total debits by type of transaction.

         . Detail Report will provide information on the individual debits and credits.

                 DYNAMIC INFORMATION REPORTING
                 -----------------------------

         . The Bank can provide Transfer Agent with access to an on-line, real time database containing intra-day balance information for each Business Day. The detail report can provide selected key information about each wire transfer, debit and credit, as they are processed. The service will be available on each Business Day and is currently available from 7:00 a.m. to 10:00 p.m. New York time, however, such time may be amended from time to time by the Bank.

                 AUTOMATIC ADVICE
                 ----------------

         . The full text on all incoming and outgoing wire transfers on each Business Day can be sent through on-line notification advice for each transaction through a dedicated and self-activating high speed terminal printer located at TA's office.

                 ITEM STATUS REPORT
                 ------------------

         . This report shows current status of wire transfer payments sent through the Bank's Money Transfer System on each Business Day. Three Business Days of funds' transfer history can also be provided.

                 DIRECT CUSTOMER INQUIRY
                 -----------------------

         . This service provides direct on-line access to a history file to retrieve the detail of incoming and outgoing wire transfers that occurred during the most recent three month period. Different search criteria may be used, e.g. - Transaction Reference Number, Account/Amount/Date.

                 ELECTRONIC FUNDS TRANSFER INQUIRY
                 ---------------------------------

         . Transfer Agent can obtain same Business Day confirmation of incoming debits and credits processed through the National Automated Clearing House Association. A full description of each transaction including addenda records is available.

                                                            SCHEDULE II
                                                  CASH MANAGEMENT SERVICE - FEES
CHECKING ACCOUNT SERVICES                               FEE                          COMMENTS
-------------------------                               ---                          --------

Monthly Maintenance                                 $ 35.00       Checking Account
Deposit Ticket                                         1.10       Cash Letter/Deposit
Deposit Item                                            .12       Uncoded Cash Letter Item
Deposited Item Returned                                7.00       e.g. Cash Letter; OCR

Paid Check                                              .17
Returned Check                                        15.00       Drawn on BNY
Certified Check                                        6.00
Stop Payment                                          20.00       Written/Oral
Internal Debit                                          .50
Internal Credit                                         .50
Special Statement Handling                             6.00       Special Cutoff e.g. Weekly and/or Duplicate

FDIC Insurance                             per FDIC schedule      Based on Avg. Monthly Ledger Bal (Current rate is 0.12%)

Check Microfilm Copy (Each)                            7.50
Collection Item                                       40.00       e.g. Drawn on Foreign Bank; Domestic Note
Microfilm (Reel or Cassette)                          25.00       Paid checks; reports, etc.
Microfiche                                             5.00       Lock Box/reports, etc.
Data Transmission                                     25.00       Redemption Checks; Paid Checks; OCR Detail; ACH Files, etc.

Excess Check Rejects                                    .25       Rejects over 1.5% of Mo. Check Volume


SHAREHOLDER CHECK CLEARING SERVICES
-----------------------------------

OCR Lock Box Processing
-----------------------

- Monthly Maintenance                                125.00       Each Post Office Box
- Lockbox Item                                          .50       Remittance Document W/Check
- Special Handling                                      .75       Substitute Remittance Document
- Hardcopy Reports                                   400.00       Monthly Charge

ACH PROCESSING
--------------

Monthly Maintenance                                  125.00       Per Family of Funds
Debit/Credit Transaction                                .10       Incoming and/or Outgoing via Automated Clearing House (Fed
                                                                  charges are out-of-pocket expenses)

Returned Debit/Credit                                 15.00       1  - 10 per month
                                                      25.00       11 - 21 per month

REDEMPTION CHECK PROCESSING                             FEE       COMMENTS
---------------------------                             ---       --------

- Check Item                                         $  .25       Without Signature Verification

- Check Item                                            .50       With Signature Verification

- Fine Sort                                             .05       Each Check

- Signature Capture                                    3.00       Per Document Captured to automated Signature System

- Forgery Coverage                                   650.00       Per Fund
                                                        .50       Per Check Paid


MONEY TRANSFERS
---------------

Automated Outgoing Fed Funds/CHIPS
- FAST Process                                         5.50
- Operator Intervention                                7.50

Automated Book to Book
- FAST Process                                         5.00
- Operator Intervention                                7.50

incoming Fed Funds/CHIPS
- FAST Process                                         4.00       Current Fed Charges are out-of-pocket expenses.
- Operator Intervention                                7.50


ACCOUNT RECONCILIATION SERVICES
-------------------------------

FULL ACCOUNT RECONCILIATION
---------------------------

Monthly Maintenance                                 150.00/Acct.         Assumes Mo. Cycle
Full ARP Paid Item                                     .285              Includes Paid Check; History and Fine Sort
Additional Tape Input                                30.00               Optional
Check Warehousing                                      .01/check         Maximum Seven Years

PARTIAL ACCOUNT RECONCILIATION
------------------------------

Monthly Maintenance                                 75.00/Acct.          Assumes Mo. Cycle
Partial ARP Paid Item                                 .215               Includes Paid Check, History and Fine Sort


ELECTRONIC BANKING SERVICES                            FEE       COMMENTS
---------------------------                            ---       --------

BALANCE REPORTING                                                 Prior Day Information
-----------------

Per Access                                           4.50         Per Family of Funds
Per Summary/Detail Field                              .30




TIME CRITICAL REPORTS
---------------------
DYNAMIC REPORT                                                    Intra-Day Balance/Detail
--------------
Per Access                                             3.00       Per Family of Funds
Per Item                                                .25

AUTOMATIC ADVICE                                                  Same Day Wire Status
----------------

Per Month                                            167.00       Per Account
Per Item                                     N.Y.C. =   .75
                                  Metropolitan N.Y. =   .80
                                     Eastern U.S.A. =  1.15
                                     Western U.S.A. =  1.35

ITEM STATUS REPORT                                                Same Day Wire Status
------------------

Per Month                                             50.00       Per Family of Funds

DIRECT CUSTOMER INQUIRY
-----------------------

ARP INQUIRY
-----------

Per month                                             75.00       Per Family of Funds
Stop payment                                           6.00       on-line stops
Connect Time                                            .375      Per minute

EFT INQUIRY
-----------

Per month                                            75.00        Per Family of Funds
Connect Time                                           .375       Per minute

DRAFT CHECK INQUIRY
-------------------

Per month                                            75.00        Per Family of Funds
Connect Time                                           .375       Per minute


Note: Out-of-pocket expenses resulting from the delivery of services, including but not limited to, courier, stationary and supplies, research, Federal Reserve surcharges, postage expenses, etc. will be charged in addition to the above fees.

                                  SCHEDULE III
                               BOOKS AND RECORDS


         The Bank shall maintain no books or records pertaining to the Fund or any Series which are property of the Fund or of any Series. In order to facilitate the Fund's maintaining journals, the Bank shall provide the Transfer Agent and the Administrator of the Fund with Daily and Monthly Account Statements showing the amount of each debit and credit to each Account, the opening and closing balance of each Account for the period covered by such statement, and detailed information with respect to each wire payment and receipt consisting of the name of the originating institution, beneficiary information, and the wire reference number, but in each case involving a receipt only to the extent, if any, the same was included in the wire by the originating institution.